Exhibit 99.1

NEXGEL Announces Financing of $1.797 Million Relating to an Acquisition Targeted to Close in the First Quarter of 2026, Subject to the Completion of Due Diligence

LANGHORNE, Pa. – February 10, 2026 — NEXGEL, Inc. (“NEXGEL” or the “Company”) (NASDAQ: “NXGL”), a leading provider of healthcare, beauty, and over-the-counter (OTC) products including ultra-gentle, high-water-content hydrogel products for healthcare and consumer applications, today announced the financing of $1.797 million relating to a potential acquisition targeted for the first quarter of 2026. The potential acquisition is subject to the completion of due diligence by both NEXGEL and the investor. The funds will be returned to the investor should the transaction not be consummated.

“After successfully closing and integrating several acquisitions over the last several years, we have continued to evaluate other potential accretive transactions,” said Adam Levy, CEO of NEXGEL. “We have identified assets to acquire with an up-front commitment from an investor in the amount of $1.797 million and a potential additional investment of $14.869 million relating to the acquisition, pending the completion of full due diligence by both parties and subject to other conditions. We expect to provide shareholders with further information on the acquisition during the first quarter of 2026.”

Palladium Capital Group, LLC acted as the placement agent on the transaction.

The financing transaction is more fully described in the Current Report on Form 8-K filed with the Securities and Exchange Commission on February 10, 2026.

About NEXGEL, Inc.

NEXGEL is a leading provider of healthcare, beauty, and over-the-counter (OTC) products including ultra-gentle, high-water-content hydrogel products for healthcare and consumer applications. Based in Langhorne, Pa., the Company has developed and manufactured electron-beam, cross-linked hydrogels for over two decades. NEXGEL brands include SilverSeal®, Hexagels®, Turfguard®, Kenkoderm® and Silly George®. Additionally, NEXGEL has strategic contract manufacturing relationships with leading consumer healthcare companies.

Forward-Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “potential,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs, such as “will,” “should,” “lends,” “would,” “may,” and “could,” are generally forward-looking in nature and not historical facts, including, without limitation, our ability to consummate the potential acquisition and the related additional investment. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance, or achievements to be materially different from any anticipated results, performance, or achievements for many reasons. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, including but not limited to the discussion under “Risk Factors” therein, which the Company filed with the SEC and which may be viewed at http://www.sec.gov/.

Investor Contacts:

Valter Pinto, Managing Director

KCSA Strategic Communications

212.896.1254

Nexgel@KCSA.com